Angie Yang/Evan Pondel

PondelWilkinson, Inc.

Corporate and Investor Relations

(310) 279-5980

HOUSE OF TAYLOR JEWELRY REPORTS

SUCCESSFUL TRADE SHOW ACTIVITY

WEST HOLLYWOOD, CA – June 13, 2006 – House of Taylor Jewelry, Inc. (NASDAQ: HOTJ) today announced nearly a three-fold increase in the value of written orders of its branded jewelry products from independent retailers at a series of industry trade shows last week in Las Vegas.

Jack Abramov, president and chief executive officer, said the increased value of the orders exemplifies the magnetic power of the company’s Elizabeth Taylor and Kathy Ireland brands, a potent marketing force for independent retailers across the country.

“We look forward to supplying a growing number of independent retailers with Dame Elizabeth and Kathy’s brands of jewelry, giving them a competitive advantage and allowing them to better serve their customers,” Abramov said.

“We continue to progress in a wonderful way. I am pleased that our designs were well received by the retailers.  This was a very exciting series of shows for us,” said Dame Elizabeth.

“Our orders increased dramatically. It was a great pleasure to be present and support Dame Elizabeth’s beautiful collections at JCK Las Vegas. Buyers were enthusiastic about the jewels from the Elizabeth, House of Taylor Jewelry and Kathy Ireland Jewelry exclusively for House of Taylor Jewelry collections,” said Kathy.

At the shows, the company introduced new bridal rings with diamond center stones and an extended product line from leading factories in Europe, Asia and the United States.  Independent jewelry retailers from the United States, Canada, Mexico, the Caribbean, Japan, Australia, Germany, and the United Kingdom visited the company’s salons during the shows.

About House of Taylor Jewelry

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family. It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth®, House of Taylor Jewelry®, and Kathy Ireland Jewelry® Exclusively for House of Taylor Jewelry. More information on the company can be found at www.hotj.com.

About Dame Elizabeth Taylor:

Elizabeth Taylor is the star of more than fifty-five films, among them National Velvet, A Place in the Sun, Cat on a Hot Tin Roof, Butterfield 8, Who’s Afraid of Virginia Woolf?, and Cleopatra.  For nearly two decades, she has been a leader in HIV/AIDS activism, including her founding role in the American Foundation for AIDS Research (amfAR), and establishment of The Elizabeth Taylor AIDS Foundation (ETAF). In 2005 she established the Elizabeth Taylor Endowment Fund at UCLA.

She has also been an extraordinarily successful businesswoman with her bestselling line of fragrances.  The recipient of numerous honors and awards, she was made a Dame of the British Empire in the year 2000.  In 1987, France bestowed upon her its most prestigious award, the Legion d’Honneur, and in 2001 President Clinton recognized her with the Presidential Citizen’s Medal.  In 2002 Miss Taylor received a Kennedy Center Honor for an extraordinary lifetime of contributions to American culture through the performing arts.  She has won two Academy Awards for Best Actress, and in 1993 she received the Jean Hersholt Humanitarian Award from the Academy of Motion Picture Arts and Sciences for her work on behalf of AIDS.  She also received the BAFTA Fellowship from the British Academy of Film and Television Arts, as well as the Lifetime Achievement award from the American Film Institute. She received the Britannia Award for Artistic Excellence in International Entertainment from the British Academy of Film and Television Arts Fellowship in 2005.  In spring of 2006, House of Taylor Jewelry, of which Dame Elizabeth is the majority share holder, joined the ranks of NASDAQ (HOTJ).

Elizabeth Taylor lives in Bel Air, California.  She has four children, ten grandchildren, and three great-grandchildren.

About Kathy Ireland:

Kathy is CEO and Chief Designer of Kathy Ireland Worldwide™ in Los Angeles, CA. She began her company over 10 years ago with the mission of "...finding solutions for families, especially busy moms." By staying true to her commitment she is recognized as a "best friend to working mothers" by the Associated Press and The London Times. Kathy is celebrated by INC Magazine as the nations leading female celebrity entrepreneur and Forbes Magazine for building a design empire which grosses over 1 billion dollars annually in retail sales. There are now over 11,000 SKU'S that carry Kathy's design philosophy and design direction. Earlier this year Kathy partnered with Tinwood Alliance to acquire the Quilts of Gee's Bend intellectual property, as an exclusive design resource for her Brand. Kathy's products include furniture, flooring, lighting, apparel, wall art, decorative accessories, home office and home theatre, top of bed and window coverings. Kathy's designs have earned her a Designer of the Year Nomination and have received Best of Market honors, the Good Housekeeping Seal as well as the gold medal from the San Francisco Flower and Garden Show. She is also the recipient of The Outstanding Mother of the Year Award, from the National Mother's Day Committee. Kathy serves as National Ambassador for Youth for the PTA.

Certain statements included in this press release, including, but not limited to, supplying products to an increasing number of independent retailers, constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company’s branded products in the marketplace; and the characteristics and pricing of the company’s branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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